EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-128488 and No. 333-158232 on Form S-8 of our report dated July 29, 2013, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, relating to the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2013 and 2012 and for the years then ended, which appears in this Annual Report on Form 10-K of WPCS International Incorporated and Subsidiaries for the year ended April 30, 2013.

By:	/s/ CohnReznick LLP
CohnReznick LLP
Roseland, New Jersey
July 29, 2013